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                                                                    EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
504468 N.B. Inc.

We consent to the use of our report dated April 1, 2003, except as to note 25 which is as of June 19, 2003, other than note 25d), which is as of August 25, 2003 and to "Comments by Auditors for U.S. Readers on Canada - U.S. Reporting Differences" dated April 1, 2003 included herein and to the reference to our firm under the heading "Experts" in the prospectus. The "Comments by Auditors for U.S. Readers on Canada - U.S. Reporting Differences" refers to changes in accounting policies for the adoption of the provisions of new accounting standards for income taxes and goodwill and intangible assets.

/s/ KPMG LLP

Toronto, Canada
September 17, 2003